UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2017
Date of Report (Date of earliest event reported)

AEVI GENOMIC MEDICINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

435 Devon Park Drive, Suite 715

Wayne, Pennsylvania 19087

(Address of principal executive offices, zip code)

(610) 254-4201
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

 On October 17, 2017, Aevi Genomic Medicine, Inc. (the “Company”) completed its previously announced private placement of an aggregate of 22,222,222 shares (the “Shares”) of its common stock, $0.0001 par value per share (the “Common Stock”), and warrants to purchase up to an aggregate of 3,953,904 shares of Common Stock (the “Warrants”) at a purchase price of $1.26 per share of Common Stock and accompanying Warrant (the “Private Placement”). The Private Placement was made pursuant to the terms of the previously announced Securities Purchase Agreement, dated as of August 9, 2017, with the Children’s Hospital of Philadelphia Foundation (“CHOP Foundation”) as the lead purchaser and certain other existing institutional and accredited investors (collectively, the “Purchasers”).

The aggregate proceeds from the Private Placement are approximately $28.0 million (before expenses). The Company intends to use the net proceeds from the Private Placement primarily to further the development of its two lead clinical programs, to support its ongoing collaboration with the Children’s Hospital of Philadelphia, to develop other product candidates and for general corporate purposes.

The Private Placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Purchasers has represented that it is an accredited investor within the meaning of Rule 501(a) of Regulation D, and was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by the Company or its representatives. The securities sold and issued in the Private Placement have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements.

On October 17, 2017, the Company issued a press release announcing the closing of the Private Placement. A copy of the press release is attached hereto as Exhibit 99.1 and which is incorporated herein by reference.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 17, 2017, the stockholders of the Company approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) to increase the authorized number of shares of Common Stock from 100,000,000 shares to 200,000,000 shares. The Amendment had been previously approved by the Company’s Board of Directors, subject to stockholder approval.

The Amendment was filed with the Secretary of State of the State of Delaware on October 17, 2017 and became effective on October 17, 2017.

The information set forth above is qualified in its entirety by reference to the actual terms of the Amendment attached hereto as Exhibit 3.1 and which is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On October 17, 2017, the Company held a special meeting of stockholders (the “Special Meeting”) to: (1) approve the Private Placement, (2) approve the Amendment and (3) adjourn the Special Meeting, if necessary, to solicit additional proxies for proposals (1) and (2).

Proposal 1 was approved by the Company’s stockholders. Set forth below are the final voting results for the proposal submitted to a vote of the stockholders at the Special Meeting.

For	17,584,907
Against	486,259
Abstain	158,729
Broker on-Votes	11,298,883

Proposal 2 was approved by the Company’s stockholders. Set forth below are the final voting results for the proposal submitted to a vote of the stockholders at the Special Meeting.

For	27,180,365
Against	1,924,233
Abstain	424,180

Proposal 3 was approved by the Company’s stockholders. Set forth below are the final voting results for the proposal submitted to a vote of the stockholders at the Special Meeting.

For	26,592,795
Against	1,549,173
Abstain	1,386,810

No other business was considered at the Special Meeting. For more information regarding the proposals, see the Company’s definitive proxy statement filed with the SEC on September 8, 2017.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2017	AEVI GENOMIC MEDICINE, INC.

	By:	/s/ Michael F. Cola
Michael F. Cola
President and Chief Executive Officer
(principal executive officer)

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation

99.1	Press Release dated October 17, 2017.